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                          AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER (the "Merger Agreement"), is made as of June 25, 1996, by and between FirstMiss Gold Inc., a Nevada corporation (the "Company"), and Getchell Gold Corporation, a Delaware corporation ("Getchell Gold Corporation," and together with the Company, the "Constituent Corporations").

          This Merger Agreement has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with
Section 252 of the General Corporation Law of the State of Delaware and Chapter 92A of the Nevada Revised Statutes.

          The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.01 ("Company Common Stock"), and 10,000,000 shares of Preferred Stock, $0.01 per value, and the authorized capital stock of Getchell Gold Corporation consists of 50,000,000 shares of Common Stock, $0.0001 par value (the "Getchell Gold Corporation Common Stock"), and 10,000,000 shares of Preferred Stock, $0.0001 par value. The directors of the Constituent Corporations deem it advisable and to the advantage of said corporations that the Company merge into Getchell Gold Corporation upon the terms and conditions provided herein.

          NOW, THEREFORE, the parties hereby adopt the plan of reorganization encompassed by this Merger Agreement and hereby agree that the Company shall merge into Getchell Gold Corporation on the following terms, conditions and other provisions:

SECTION 1.  TERMS AND CONDITIONS

          1.1 MERGER. The Company shall be merged with and into Getchell Gold Corporation, which shall be the surviving corporation effective on the date when this Merger Agreement is filed as part of the required Articles of Merger with the Secretary of State of the State of Nevada and an Agreement and Plan of Merger is filed with the Secretary of State of the State of Delaware (the "Effective Date").

          1.2 SUCCESSION. On the Effective Date, Getchell Gold Corporation shall succeed to all of the rights, privileges, powers, immunities and franchises and all the property, real, personal and mixed of the Company, without the necessity for any separate transfer. Getchell Gold Corporation shall thereafter be responsible and liable for all liabilities and obligations of the Company, and neither the rights of creditors nor any liens on the property of the Company shall be impaired by the merger.

          1.3 COMMON STOCK OF THE COMPANY AND GETCHELL GOLD CORPORATION. Upon the Effective Date, by virtue of the merger and without any further action on the part of the Constituent Corporations or their stockholders, (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Date shall be changed and



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converted into and become one fully paid and nonassessable share of Getchell
Gold Corporation Common Stock; and (ii) each share of Getchell Gold Corporation Common Stock issued and outstanding immediately prior to the Effective Date shall be cancelled and returned to the status of authorized but unissued shares, without the payment of any consideration therefor.

          1.4 STOCK CERTIFICATES. On and after the Effective Date, all of the outstanding certificates that prior to that time represented shares of Company Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Getchell Gold Corporation into which the shares of the Company represented by such certificates have been converted as provided herein and shall be so registered on the books and records of Getchell Gold Corporation or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Getchell Gold Corporation or its transfer agents, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Getchell Gold Corporation evidenced by such outstanding certificate as provided above.

          1.5 OPTIONS. On the Effective Date, Getchell Gold Corporation will assume and continue the stock option plan of the Company and any successor plan or plans, and the outstanding and unexercised portions of all options to buy Company Common Stock shall become options for the same number of shares of Getchell Gold Corporation Common Stock with no other changes in the terms and conditions of such options, including exercise prices, and effective upon the Effective Date, Getchell Gold Corporation hereby assumes the outstanding and unexercised portions of such options and the obligations of the Company with respect thereto.

          1.6 ACTS, PLANS, POLICIES, AGREEMENTS, ETC. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of the Company, its stockholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of Getchell Gold Corporation and shall be as effective and binding thereon as the same were with respect to the Company.

SECTION 2.  CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

          2.1 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation and Bylaws of Getchell Gold Corporation as in effect immediately prior to the Effective Date shall remain the Certificate of Incorporation and Bylaws of Getchell Gold Corporation after the Effective Date.

          2.2 DIRECTORS AND OFFICERS. On the Effective Date, the Board of Directors of Getchell Gold Corporation will consist of the members of the Board of Directors of the


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Company immediately prior to the Merger.  The directors will continue to hold office as directors of Getchell Gold Corporation for the same term for which they would otherwise serve as directors of the Company. The individuals serving as executive officers of the Company immediately prior to the Merger will serve as executive officers of Getchell Gold Corporation upon the effectiveness of the Merger.

SECTION 3.  MISCELLANEOUS

          3.1 FURTHER ASSURANCES. From time to time, and when required by Getchell Gold Corporation or by its successors and assigns, there shall be executed and delivered on behalf of the Company such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate and necessary in order to vest or perfect, or to conform of record or otherwise, in Getchell Gold Corporation the title to and possession of all the property, intents, assets, rights, privileges, immunities, powers, franchises and authority of the Company and otherwise to carry out the purposes of this Merger Agreement, and the directors and officers of the Company are fully authorized in the name and on behalf of the Company or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

          3.2 AMENDMENT. At any time before or after approval by the stockholders of the Company, this Merger Agreement may be amended in any manner (except that any of the principal terms may not be amended without the approval of the stockholders of the Company) as may be determined in the judgment determined in the judgment of the respective Boards of Directors of the Company and Getchell Gold Corporation to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

          3.3 ABANDONMENT. At any time before the Effective Date, this Merger Agreement may be terminated and the merger may be abandoned by the Board of Directors of the Company, notwithstanding the approval of this Merger Agreement by the stockholders of the Company, or the consummation of the merger may be deferred for a reasonable period if, in the opinion of the Board of Directors of the Company, such action would be in the best interests of the Constituent Corporations.

          3.4 GOVERNING LAW. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.


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          3.5  NOTICES.  All notices or communications in connection with this
Merger Agreement shall be in writing and shall be delivered to the addresses of the applicable Constituent Corporation as follows:

                         FirstMiss Gold Inc.
                         5460 S. Quebec Street, Ste. 240
                         Englewood, Colorado  80111

                         Getchell Gold Corporation
                         5460 S. Quebec Street, Ste. 240
                         Englewood, Colorado  80111


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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement and
Plan of Merger to be executed, and this Agreement shall be effective, as of the day and year first above written.

                              FIRSTMISS GOLD INC.,
                              a Nevada corporation


                              By:   /s/ Donald S. Robson
                                   ---------------------------
                              Name:     Donald S. Robson
                              Title:    Vice President


                              GETCHELL GOLD CORPORATION,
                              a Delaware corporation


                              By:   /s/ Donald S. Robson
                                   ----------------------------
                              Name:     Donald S. Robson
                              Title:    Vice President


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